Exhibit 99

Investor Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike_zimmerman@mgic.com
Media Contact:	Katie Monfre, Corporate Communications, (414) 347-2650, katie_monfre@mgic.com
MGIC Investment Corporation
Reports Fourth Quarter 2007 Results
     MILWAUKEE (February 13, 2008) — MGIC Investment Corporation (NYSE:MTG) today reported a net loss for the quarter ended December 31, 2007 of $1.47 billion, including certain items described below. This compares with net income of $121.5 million for the same quarter a year ago. Diluted loss per share was $18.17 for the quarter ending December 31, 2007, compared to earnings per share of $1.47 for the same quarter a year ago.
Included in the quarterly results is the establishment of a pre-tax premium deficiency reserve of approximately $1.2 billion relating to Wall Street bulk transactions. The premium deficiency reserve reflects the present value of expected future losses and expenses that exceeded the present value of expected future premium and already established loss reserves for these bulk transactions. Also included in the quarterly results is an after-tax charge of $33 million related to equity losses incurred by C-BASS in the fourth quarter that reduced the carrying value of the $50 million note from C-BASS to zero.
Curt S. Culver, chairman and chief executive officer of MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation (MGIC), said that the low cure rates coupled with higher loss severities and higher delinquencies had a material impact on the company’s financial results both in the quarter and for the year. Mr. Culver said that given the company’s expectations for credit loss development, unless the cure rate and loss severity improves, the company does not foresee net income for 2008. He added that, despite this difficult operating environment, the company has adequate capital to meet its claim obligations and that there have been significant improvements to the company’s business fundamentals, including higher persistency, increased use of mortgage insurance, higher premiums for certain segments of business and improved credit standards, which should benefit the company financially over the long-term.
To strengthen the company’s ability to capitalize on its strong business fundamentals, the Company has retained an advisor to assist it in exploring alternatives for increasing its capital.
The net loss for the full year of 2007 was $1.67 billion, compared with net income of $564.7 million for 2006. Diluted loss per share for the full year was $20.54 compared with diluted earnings per share of $6.65 in 2006.
Total revenues for the fourth quarter were $399.1 million, up 8.7 percent from $367.2 million in the fourth quarter of 2006. The increase in revenues resulted primarily from an increase in earned premiums and investment income partially offset by a decrease in other revenue. Net premiums written for the quarter were $380.5 million, compared with $305.6 million in the fourth quarter last year, an increase of 24.5 percent.

Total revenues for the year were $1.69 billion, compared with $1.47 billion in 2006. The increase in revenues for the year resulted primarily from a 6.3 percent increase in premiums earned to $1.26 billion from $1.19 billion last year and an increase in realized gains due to the $162.9 million pre-tax realized gain from the partial sale of the Sherman joint venture in the third quarter of 2007. Net premiums written for the year were $1.35 billion, compared with $1.22 billion in 2006, an increase of 10.6 percent.
New insurance written in the fourth quarter was $24.0 billion, compared to $15.5 billion in the fourth quarter of 2006. New insurance written for the quarter included $2.4 billion of bulk business compared with $5.1 billion in the same period last year. New insurance written for the full year of 2007 was $76.8 billion compared to $58.2 billion for the full year of 2006 and includes $7.8 billion of bulk business compared to $18.9 billion in 2006.
Persistency, or the percentage of insurance remaining in force from one year prior, was 76.4 percent at December 31, 2007, compared with 69.6 percent at December 31, 2006 and 61.3% at December 31, 2005.
As of December 31, 2007, MGIC’s primary insurance in force was $211.7 billion, compared with $176.5 billion at December 31, 2006, and $170.0 billion at December 31, 2005. The book value of MGIC Investment Corporation’s investment portfolio was $5.9 billion at December 31, 2007, compared with $5.3 billion at December 31, 2006 and December 31, 2005.
As of December 31, 2007, the delinquency inventory is 107,120. At December 31, 2007, the percentage of loans that were delinquent, excluding bulk loans, was 4.99 percent, compared with 4.08 percent at December 31, 2006, and 4.52 percent at December 31, 2005. Including bulk loans, the percentage of loans that were delinquent at December 31, 2007 was 7.45 percent, compared to 6.13 percent at December 31, 2006, and 6.58 percent at December 31, 2005.
Losses incurred in the fourth quarter were $1.35 billion, up from $187.3 million reported for the same period last year due primarily to the increase in both the number and size of loans that are delinquent, increased loss severity, decreased cure rates in certain markets, particularly California and Florida, continued weakness in the Midwest, and increased paid losses. Losses incurred for the full year 2007 were $2.37 billion up from $613.6 million in 2006. Underwriting and other expenses were $74.6 million in the fourth quarter down from $75.4 million reported for the same period last year. Underwriting and other expenses for the full year 2007 were $314.6 million up from $294.8 million in 2006 due to $12.3 million of one-time merger related expenses.
Loss from joint ventures, net of tax, for the quarter was $24.7 million, down from income, net of tax of, $47.0 million for the same period last year. Included in the joint venture loss is an additional after-tax charge of the $33 million that resulted from equity losses incurred by C-BASS in the fourth quarter reducing the carrying value of the $50 million note from C-BASS to zero. For the full year of 2007 joint venture losses, net of tax, were $269.3 million versus joint venture income, net of tax, of $169.5 million for the full year of 2006 due primarily to the impairment of the entire equity investment in C-BASS and the associated reduction of the $50 million note from C-BASS.

Historically, a significant portion of the mortgage insurance provided by MGIC through the bulk channel has been used as a credit enhancement for securitizations. During the fourth quarter, the performance of loans included in Wall Street bulk transactions deteriorated materially. Therefore, during the fourth quarter of 2007, we decided to stop writing that portion of our bulk business. A Wall Street bulk transaction is any bulk transaction where we had knowledge that the loans would serve as collateral in a home equity securitization. In general, these bulk transactions on average reflect lower average FICO scores and a higher percentage of ARMs, compared to our other bulk business. We plan to continue to provide mortgage insurance on bulk transactions with the GSEs or portfolio transactions where the lender will hold the loans. Wall Street bulk transactions represented approximately 41%, 66% and 89% of our new insurance written for bulk transactions during 2007, 2006 and 2005, respectively, and at December 31, 2007 included approximately 145,000 loans with insurance in force of approximately $25.5 billion and risk in force of approximately $7.6 billion (which is 74% of our total bulk risk in force).
The $1.2 billion premium deficiency reserve reflects the present value of expected future losses and expenses that exceeded the present value of expected future premium and already established loss reserves. Within the premium deficiency calculation, our expected present value of expected future paid losses and expenses was $3.5 billion, offset by the present value of expected future premium of $0.9 billion and already established loss reserves of $1.4 billion.
About MGIC
MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation’s leading provider of private mortgage insurance coverage with $211.7 billion primary insurance in force covering 1.44 million mortgages as of December 31, 2007. MGIC serves 5,000 lenders with locations across the country and in Puerto Rico, Guam and Australia, helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.
Webcast Details
As previously announced, MGIC Investment Corporation will hold a webcast today at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The call is being webcast and can be accessed at the company’s website at www.mgic.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. The webcast will be available for replay through March 13, 2008.
This press release, which includes certain additional statistical and other information, including non-GAAP financial information, is available on the Company’s website at www.mgic.com under “Investor — News and Financials – News Releases.” The Company also posted on its website additional information it feels will provide investors useful information about the Company’s primary risk in force under “Investor — News and Financials – News Releases – Webcasts/Presentations”.
Safe Harbor Statement
Forward-Looking Statements and Risk Factors:
Our revenues and losses could be affected by the risk factors discussed below that are applicable to us, and our income from joint ventures could be affected by the risk factors discussed below that are applicable to Sherman. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission. These factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact. Among others, statements that include words such as we “believe”, “anticipate” or “expect”, or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was issued.
Deterioration in home prices in the segment of the market we serve, a downturn in the domestic economy or changes in our mix of business may result in more homeowners defaulting and our losses increasing.
Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. Favorable economic conditions generally reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on mortgage credit due to more stringent underwriting standards or other factors.
The mix of business we write also affects the likelihood of losses occurring. In recent years, the percentage of our volume written on a flow basis that includes segments we view as having a higher probability of claim has continued to increase. These segments include loans with LTV ratios over 95% (including loans with 100% LTV ratios), FICO credit scores below 620, limited underwriting, including limited borrower documentation, or total debt-to-income ratios of 38% or higher, as well as loans having combinations of higher risk factors.
As of December 31, 2007 approximately 5% of our primary risk in force written through the flow channel, and 53% of our primary risk in force written through the bulk channel, consists of adjustable rate mortgages in which the initial interest rate may be adjusted during the five years after the mortgage closing (“ARMs”). (We classify as fixed rate loans adjustable rate mortgages in which the initial interest rate is fixed during the five years after the mortgage closing.) We believe that during a prolonged period of rising interest rates, claims on ARMs would be substantially higher than for fixed rate loans. Moreover, even if interest rates remain unchanged, claims on ARMs with a “teaser rate” (an initial interest rate that does not fully reflect the index which determines subsequent rates) may also be substantially higher because of the increase in the mortgage payment that will occur when the fully indexed rate becomes effective. In addition, we believe the volume of “interest-only” loans (which may also be ARMs) and loans with negative amortization features, such as pay option ARMs, increased in 2005 and 2006 and have remained at these levels during the first half of 2007, before declining in the second half of 2007. We believe claim rates on certain of these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.
The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.
These alternatives to private mortgage insurance include:
•	lenders and other investors holding mortgages in portfolio and self-insuring,

•	investors using credit enhancements other than private mortgage insurance, using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, or accepting credit risk without credit enhancement.

•	lenders using government mortgage insurance programs, including those of the Federal Housing Administration and the Veterans Administration, and

•	lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value (“LTV”) ratio and a second mortgage with a 10%, 15% or 20% LTV ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% LTV ratio that has private mortgage insurance.
Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.
Competition for private mortgage insurance premiums occurs not only among private mortgage insurers but also with mortgage lenders through captive mortgage reinsurance transactions. In these transactions, a lender’s affiliate reinsures a portion of the insurance written by a private mortgage insurer on mortgages originated or serviced by the lender. As discussed under “The mortgage insurance industry is subject to risk from private litigation and regulatory proceedings” below, we provided information to the New York Insurance Department and the Minnesota Department of Commerce about captive mortgage reinsurance arrangements. Other insurance departments or other officials, including attorneys general, may also seek information about or investigate captive mortgage reinsurance.
The level of competition within the private mortgage insurance industry has also increased as many large mortgage lenders have reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders.
Our private mortgage insurance competitors include:
•	PMI Mortgage Insurance Company,

•	Genworth Mortgage Insurance Corporation,

•	United Guaranty Residential Insurance Company,

•	Radian Guaranty Inc.,

•	Republic Mortgage Insurance Company,

•	Triad Guaranty Insurance Corporation, and

•	CMG Mortgage Insurance Company.
While the mortgage insurance industry has not had new entrants in many years, it is possible that positive business fundaments could encourage the formation of start-up mortgage insurers.
If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.
In each year, most of our premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force (which is also generally referred to as persistency) is an important determinant of revenues. The factors affecting the length of time our insurance remains in force include:
•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the rate of home price appreciation experienced by the homes underlying the mortgages in the insurance in force.

During the 1990s, our year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. At December 31, 2007 persistency was at 76.4%, compared to the record low of 44.9% at September 30, 2003. Over the past several years, refinancing has become easier to accomplish and less costly for many consumers. Hence, even in an interest rate environment favorable to persistency improvement, we do not expect persistency will reach its December 31, 1990 level.
If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline which would reduce our revenues.
The factors that affect the volume of low-down-payment mortgage originations include:
•	the level of home mortgage interest rates,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have LTV ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.
Changes in the business practices of Fannie Mae and Freddie Mac could reduce our revenues or increase our losses.
The business practices of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), each of which is a government sponsored entity (“GSE”), affect the entire relationship between them and mortgage insurers and include:
•	the level of private mortgage insurance coverage, subject to the limitations of Fannie Mae and Freddie Mac’s charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	whether Fannie Mae or Freddie Mac influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	whether Fannie Mae or Freddie Mac will give mortgage lenders an incentive, such as a reduced guaranty fee, to select a mortgage insurer that has a “AAA” claims-paying ability rating to benefit from the lower capital requirements for Fannie Mae and Freddie Mac when a mortgage is insured by a company with that rating,

•	the underwriting standards that determine what loans are eligible for purchase by Fannie Mae or Freddie Mac, which thereby affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law, and

•	the circumstances in which mortgage servicers must perform activities intended to avoid or mitigate loss on insured mortgages that are delinquent.
The mortgage insurance industry is subject to the risk of private litigation and regulatory proceedings.

Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. In recent years, seven mortgage insurers, including MGIC, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC’s settlement of class action litigation against it under RESPA became final in October 2003. MGIC settled the named plaintiffs’ claims in litigation against it under FCRA in late December 2004 following denial of class certification in June 2004. Since December 2006, class action litigation was separately brought against a number of large lenders alleging that their captive mortgage reinsurance arrangements violated RESPA. While we are not a defendant in any of these cases, there can be no assurance that MGIC will not be subject to future litigation under RESPA or FCRA or that the outcome of any such litigation would not have a material adverse effect on us.
In June 2005, in response to a letter from the New York Insurance Department (the “NYID”), we provided information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation. In February 2006, the NYID requested MGIC to review its premium rates in New York and to file adjusted rates based on recent years’ experience or to explain why such experience would not alter rates. In March 2006, MGIC advised the NYID that it believes its premium rates are reasonable and that, given the nature of mortgage insurance risk, premium rates should not be determined only by the experience of recent years. In February 2006, in response to an administrative subpoena from the Minnesota Department of Commerce (the “MDC”), which regulates insurance, we provided the MDC with information about captive mortgage reinsurance and certain other matters. We subsequently provided additional information to the MDC. Other insurance departments or other officials, including attorneys general, may also seek information about or investigate captive mortgage reinsurance.
The anti-referral fee provisions of RESPA provide that the Department of Housing and Urban Development (“HUD”) as well as the insurance commissioner or attorney general of any state may bring an action to enjoin violations of these provisions of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our captive reinsurance arrangements are in conformity with applicable laws and regulations, it is not possible to predict the outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.
In October 2007, the Division of Enforcement of the SEC requested that we voluntarily furnish documents and information primarily relating to C-BASS, the now-terminated merger with Radian and the subprime mortgage assets “in the Company’s various lines of business.” We are in the process of providing responsive documents and information to the SEC.
The Internal Revenue Service has proposed significant adjustments to our taxable income for 2000 through 2004.
The Internal Revenue Service (“IRS”) has been conducting an examination of our federal income tax returns for taxable years 2000 though 2004. On June 1, 2007, as a result of this examination, we received a Revenue Agent Report (“RAR”). The adjustments reported on the RAR would substantially increase taxable income for those tax years and resulted in the issuance of an assessment for unpaid taxes totaling $189.5 million in taxes and accuracy related penalties, plus applicable interest. We have agreed with the IRS on certain issues and paid $10.5 million in additional taxes and interest. The remaining open issue relates to our treatment of the flow through income and loss from a portfolio of investments in the residual interests of Real Estate Mortgage Investment Conduits (“REMICs”). This portfolio has been managed and maintained during years prior to, during and subsequent to the examination period. The IRS has indicated that it does not believe that, for various reasons, that we have established sufficient tax basis in the REMIC residual interests to deduct the losses from taxable income. We disagree with this conclusion and believe that the flow through income and loss from these investments was properly reported on our federal income tax returns in accordance with applicable tax laws and regulations in effect during the periods involved and have appealed these adjustments. The appeals process may take some time and a final resolution may not be reached until a date many months or years into the future. In July 2007, the Company made a payment on account of $65.2 million with the United States Department of the Treasury to eliminate the further accrual of interest. We believe, after discussions with outside counsel about the issues raised in the RAR and the procedures for resolution of the disputed adjustments, that an adequate provision for income taxes has been made for potential liabilities that may result from these notices. If the outcome of this matter results in payments that differ materially from our expectations, it could have a material impact on our effective tax rate, results of operations and cash flows.
Net premiums written could be adversely affected if the Department of Housing and Urban Development reproposes and adopts a regulation under the Real Estate Settlement Procedures Act that is equivalent to a proposed regulation that was withdrawn in 2004.
HUD regulations under RESPA prohibit paying lenders for the referral of settlement services, including mortgage insurance, and prohibit lenders from receiving such payments. In July 2002, HUD proposed a regulation that would exclude from these anti-referral fee provisions settlement services included in a package of settlement services offered to a borrower at a guaranteed price. HUD withdrew this proposed regulation in March 2004. Under the proposed regulation, if mortgage insurance were required on a loan, the package must include any mortgage insurance premium paid at settlement. Although certain state insurance regulations prohibit an insurer’s payment of referral fees, had this regulation been adopted in this form, our revenues could have been adversely affected to the extent that lenders offered such packages and received value from us in excess of what they could have received were the anti-referral fee provisions of RESPA to apply and if such state regulations were not applied to prohibit such payments.
We could be adversely affected if personal information on consumers that we maintain is improperly disclosed.
As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.
The implementation of the Basel II capital accord may discourage the use of mortgage insurance.
In 1988, the Basel Committee on Banking Supervision (BCBS) developed the Basel Capital Accord (the Basel I), which set out international benchmarks for assessing banks’ capital adequacy requirements. In June 2005, the BCBS issued an update to Basel I (as revised in November 2005, Basel II). Basel II, which is scheduled to become effective in the United States and many other countries in 2008, affects the capital treatment provided to mortgage insurance by domestic and international banks in both their origination and securitization activities.
The Basel II provisions related to residential mortgages and mortgage insurance may provide incentives to certain of our bank customers not to insure mortgages having a lower risk of claim and to insure mortgages having a higher risk of claim. The Basel II provisions may also alter the competitive positions and financial performance of mortgage insurers in other ways, including reducing our ability to successfully establish or operate our planned international operations.
Our international operations will subject us to numerous risks.
We have committed significant resources to begin international operations, initially in Australia, where we started to write business June 2007. We plan to expand our international activities to other countries, including Canada. Accordingly, in addition to the general economic and insurance business-related factors discussed above, we are subject to a number of risks associated with our international business activities, including:
•	risks of war and civil disturbances or other events that may limit or disrupt markets;

•	dependence on regulatory and third-party approvals;

•	changes in rating or outlooks assigned to our foreign subsidiaries by rating agencies;

•	challenges in attracting and retaining key foreign-based employees, customers and business partners in international markets;

•	foreign governments’ monetary policies and regulatory requirements;

•	economic downturns in targeted foreign mortgage origination markets;

•	interest-rate volatility in a variety of countries;

•	the burdens of complying with a wide variety of foreign regulations and laws, some of which may be materially different than the regulatory and statutory requirements we face in our domestic business, and which may change unexpectedly;

•	potentially adverse tax consequences;

•	restrictions on the repatriation of earnings;

•	foreign currency exchange rate fluctuations; and

•	the need to develop and market products appropriate to the various foreign markets.
Any one or more of the risks listed above could limit or prohibit us from developing our international operations profitably. In addition, we may not be able to effectively manage new operations or successfully integrate them into our existing operations.
Downgrades in the financial strength ratings of MGIC below Aa3 (or its equivalent) could have a material adverse affect on us.
     The financial strength ratings of our wholly owned subsidiary Mortgage Guaranty Insurance Corporation (“MGIC”) are ‘AA-’ (Standard & Poors Rating Services), ‘Aa2’ (Moody’s Investors Service) and ‘AA’ (Fitch Ratings). Fitch Ratings has announced that its rating is under review with negative implications. In assigning financial strength ratings, in addition to considering the adequacy of the mortgage insurer’s capital to withstand extreme loss scenarios under assumptions determined by the rating agency, rating agencies review a mortgage insurer’s historical and projected operating performance, business outlook, competitive position, management, corporate strategy, and other factors. We believe a financial strength rating of at least Aa3/AA- is critical to a mortgage insurer’s ability to continue to write new business. Any downgrade below such level could have a material adverse affect on us.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
		(in thousands of dollars, except per share data)

Net premiums written	$380,528	$305,614	$1,345,794	$1,217,236

Net premiums earned	$335,952	$297,032	$1,262,390	$1,187,409
Investment income	70,154	61,791	259,828	240,621
Realized (losses) gains	(9,961)	(2,698)	142,195	(4,264)
Other revenue	2,940	11,111	28,793	45,403

Total revenues	399,085	367,236	1,693,206	1,469,169

Losses and expenses:
Losses incurred	1,346,165	187,286	2,365,423	613,635
Change in premium deficiency reserves	1,210,841	—	1,210,841	—
Underwriting, other expenses	74,607	75,446	314,643	294,809
Interest expense	11,507	11,341	41,986	39,348
Ceding commission	(1,724)	(1,049)	(5,033)	(3,951)

Total losses and expenses	2,641,396	273,024	3,927,860	943,841

(Loss) income before tax and joint ventures	(2,242,311)	94,212	(2,234,654)	525,328
(Credit) provision for income tax	(800,358)	19,721	(833,977)	130,097
(Loss) income from joint ventures, net of tax (1)	(24,674)	46,978	(269,341)	169,508

Net (Loss) income	$(1,466,627)	$121,469	$(1,670,018)	$564,739

Diluted weighted average common shares outstanding (Shares in thousands)	80,738	82,435	81,294	84,950

Diluted (loss) earnings per share	$(18.17)	$1.47	$(20.54)	$6.65

(1) Diluted EPS contribution from C-BASS	$(0.40)	$0.24	$(3.99)	$1.02

Diluted EPS contribution from Sherman	$0.08	$0.32	$0.64	$0.94
NOTE: See “Certain Non-GAAP Financial Measures” for diluted earnings per share contribution from realized (losses) gains.
MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	December 31,	December 31,	December 31,
	2007	2006	2005
	(in thousands of dollars, except per share data)
ASSETS
Investments (1)	$5,896,233	$5,252,422	$5,295,430
Cash and cash equivalents	288,933	293,738	195,256
Reinsurance recoverable on loss reserves (2)	35,244	13,417	14,787
Prepaid reinsurance premiums	8,715	9,620	9,608
Home office and equipment, net	34,603	32,603	32,666
Deferred insurance policy acquisition costs	11,168	12,769	18,416
Other assets	1,441,465	1,007,102	791,406

	$7,716,361	$6,621,671	$6,357,569

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Loss reserves (2)	2,642,479	1,125,715	1,124,454
Premium deficiency reserves	1,210,841	—	—
Unearned premiums	272,233	189,661	159,823
Short- and long-term debt	798,250	781,277	685,163
Other liabilities	198,215	229,141	223,074

Total liabilities	5,122,018	2,325,794	2,192,514
Shareholders’ equity	2,594,343	4,295,877	4,165,055

	$7,716,361	$6,621,671	$6,357,569

Book value per share	$31.72	$51.88	$47.31

(1) Investments include unrealized gains on securities marked to market pursuant to FAS 115	101,982	128,752	119,836
(2) Loss reserves, net of reinsurance recoverable on loss reserves	2,607,235	1,112,298	1,109,667

CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Diluted earnings per share contribution from realized (losses) gains:
Realized (losses) gains	$(9,961)	$(2,698)	$142,195	$(4,264)
Income taxes at 35%	(3,486)	(944)	49,768	(1,492)

After tax realized (losses) gains	(6,475)	(1,754)	92,427	(2,772)
Weighted average shares	80,738	82,435	81,294	84,950

Diluted EPS contribution from realized (losses) gains	$(0.08)	$(0.02)	$1.14	$(0.03)

Management believes the diluted earnings per share contribution from realized (losses) gains provides useful information to investors because it shows the after-tax effect that sales of securities from the Company’s investment portfolio and the sale of interest in joint ventures, which are discretionary transactions, had on earnings.
OTHER INFORMATION

New primary insurance written (“NIW”) ($ millions)	$24,031	$15,482	$76,806	$58,242

New risk written ($ millions):
Primary	$6,283	$4,181	$19,632	$15,937

Pool (1)	$60	$40	$211	$240

Product mix as a % of primary flow NIW
> 95% LTVs	38%	38%	42%	34%
ARMs	1%	8%	3%	10%
Refinances	26%	24%	24%	23%

(1)	Represents contractual aggregate loss limits and, for the three and twelve months ended December 31, 2007 and 2006, for $8 million and $32 million, $11 million and $56 million, respectively, of risk without such limits, risk is calculated at $0.4 million and $1.7 million, $1 million and $4 million, respectively, the estimated amount that would credit enhance these loans to a ‘AA’ level based on a rating agency model.

Additional Information

	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Q4 2007
New insurance written (billions)
Total	$16.1	$16.6	$15.5	$12.7	$19.0	$21.1	$24.0
Flow	$10.1	$10.8	$10.4	$10.4	$17.3	$19.7	$21.6
Bulk	$6.0	$5.8	$5.1	$2.3	$1.7	$1.4	$2.4

Insurance in force (billions)
Total	$169.8	$173.4	$176.5	$178.3	$186.1	$196.6	$211.7
Flow	$129.5	$131.9	$134.4	$137.6	$147.2	$159.6	$174.7
Bulk	$40.3	$41.5	$42.1	$40.7	$38.9	$37.0	$37.0

Annual Persistency	64.1%	67.8%	69.6%	70.3%	72.0%	74.0%	76.4%

Primary IIF (billions)	$169.8	$173.4	$176.5	$178.3	$186.1	$196.6	$211.7
Prime (620 & >)	$124.8	$126.3	$128.3	$130.3	$137.2	$146.8	$161.3
A minus (575 - 619)	$13.9	$13.5	$14.0	$14.0	$14.5	$15.1	$15.9
Sub-Prime (< 575)	$6.2	$5.8	$5.8	$5.5	$5.3	$5.0	$4.7
Reduced Doc (All FICOs)	$24.8	$27.9	$28.5	$28.4	$29.1	$29.8	$29.9

Primary RIF (billions)	$45.1	$46.2	$47.1	$47.5	$49.2	$51.8	$55.8
Prime (620 & >)	$32.3	$32.8	$33.3	$33.9	$35.5	$38.0	$41.9
A minus (575 - 619)	$3.9	$3.8	$4.0	$4.0	$4.1	$4.2	$4.4
Sub-Prime (< 575)	$1.8	$1.7	$1.7	$1.6	$1.5	$1.4	$1.4
Reduced Doc (All FICOs)	$7.1	$7.9	$8.1	$8.0	$8.1	$8.2	$8.2

Risk in force by FICO
% (FICO 620 & >)	85.1%	86.0%	85.8%	86.2%	86.7%	87.5%	88.4%
% (FICO 575 - 619)	10.4%	9.8%	10.0%	9.9%	9.7%	9.3%	8.8%
% (FICO < 575)	4.5%	4.2%	4.2%	3.9%	3.6%	3.2%	2.8%

Average Coverage Ratio (RIF/IIF)
Total	26.6%	26.6%	26.7%	26.6%	26.4%	26.4%	26.3%
Prime (620 & >)	25.9%	26.0%	26.0%	26.0%	25.9%	25.9%	26.0%
A minus (575 - 619)	28.3%	28.3%	28.5%	28.4%	28.1%	27.8%	27.4%
Sub-Prime (< 575)	28.5%	28.7%	29.1%	29.2%	28.3%	29.1%	28.9%
Reduced Doc (All FICOs)	28.4%	28.5%	28.4%	28.3%	27.9%	27.6%	27.4%

Average Loan Size (thousands)
Total IIF	$133.59	$135.93	$137.57	$138.74	$141.16	$143.46	$147.31
Flow	$126.53	$127.99	$129.32	$130.82	$134.17	$137.74	$142.26
Bulk	$162.77	$169.29	$172.83	$174.47	$175.57	$174.82	$177.00
Prime (620 & >)	$127.09	$128.36	$129.70	$131.07	$133.79	$136.74	$141.69
A minus (575 - 619)	$126.51	$126.19	$129.12	$129.72	$130.78	$131.58	$133.46
Sub-Prime (< 575)	$125.93	$125.16	$127.30	$126.29	$127.21	$125.03	$124.53
Reduced Doc (All FICOs)	$191.88	$200.65	$202.98	$204.58	$207.53	$208.69	$209.99

Primary IIF — # of loans	1,270,718	1,275,822	1,283,174	1,284,926	1,318,318	1,370,426	1,437,432
Prime (620 & >)	981,983	983,749	989,111	994,504	1,025,658	1,073,219	1,138,300
A minus (575 - 619)	110,113	106,754	108,143	108,081	110,905	114,792	119,057
Sub-Prime (< 575)	49,234	46,429	45,633	43,480	41,665	39,754	37,894
Reduced Doc (All FICOs)	129,388	138,890	140,287	138,861	140,090	142,661	142,181

Primary IIF — # of Delinquent Loans	73,354	76,301	78,628	76,122	80,588	90,829	107,120
Flow	39,049	41,130	42,438	40,911	43,328	50,124	61,352
Bulk	34,305	35,171	36,190	35,211	37,260	40,705	45,768
Prime (620 & >)	34,268	35,838	36,727	35,436	36,712	41,412	49,333
A minus (575 - 619)	17,575	18,063	18,182	17,047	17,943	19,918	22,863
Sub-Prime (< 575)	12,001	12,150	12,227	11,246	11,679	12,186	12,915
Reduced Doc (All FICOs)	9,510	10,250	11,492	12,393	14,254	17,313	22,009

	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Q4 2007

Primary IIF Delinquency Rates	5.77%	5.98%	6.13%	5.92%	6.11%	6.63%	7.45%
Flow	3.82%	3.99%	4.08%	3.89%	3.95%	4.33%	4.99%
Bulk	13.84%	14.33%	14.87%	15.11%	16.80%	19.25%	21.91%
Prime (620 & >)	3.49%	3.64%	3.71%	3.56%	3.58%	3.86%	4.33%
A minus (575 - 619)	15.96%	16.92%	16.81%	15.77%	16.18%	17.35%	19.20%
Sub-Prime (< 575)	24.38%	26.17%	26.79%	25.86%	28.03%	30.65%	34.08%
Reduced Doc (All FICOs)	7.35%	7.38%	8.19%	8.92%	10.17%	12.14%	15.48%

Net Paid Claims (millions)	$162	$157	$157	$166	$188	$232	$284
Flow	$72	$67	$72	$71	$82	$89	$108
Bulk	$65	$69	$65	$75	$84	$121	$154
Prime (620 & >)	$67	$62	$65	$67	$75	$87	$103
A minus (575 - 619)	$32	$33	$32	$34	$36	$43	$48
Sub-Prime (< 575)	$18	$20	$17	$19	$23	$26	$33
Reduced Doc (All FICOs)	$20	$21	$23	$26	$32	$54	$78
Other	$25	$21	$20	$20	$22	$22	$22

Primary Average Claim Payment (thousands)	$27.2	$29.6	$29.3	$30.8	$33.2	$39.0	$43.8
Flow	$27.1	$28.5	$27.4	$28.9	$30.1	$31.8	$34.6
Bulk	$27.2	$30.8	$31.7	$33.0	$36.9	$46.9	$53.8
Prime (620 & >)	$26.6	$28.3	$27.7	$29.1	$30.6	$34.1	$36.5
A minus (575 - 619)	$27.8	$29.9	$29.1	$30.6	$33.5	$37.5	$40.1
Sub-Prime (< 575)	$24.6	$28.3	$27.3	$27.8	$31.3	$35.7	$40.2
Reduced Doc (All FICOs)	$31.2	$35.2	$37.9	$40.8	$43.4	$56.6	$67.8

Risk sharing Arrangements — Flow Only
% insurance inforce subject to risk sharing (1)	47.6%	47.5%	47.6%	47.3%	46.7%	46.9%
% Quarterly NIW subject to risk sharing (1)	47.4%	46.5%	48.3%	45.6%	49.7%	47.3%
Premium ceded (millions)	$32.6	$33.0	$35.4	$36.7	$36.6	$43.4	$47.6
Captive trust fund assets (millions)							$637

Other:

Direct Pool Risk in Force (millions) (2)	$3,128	$3,071	$3,063	$3,029	$3,029	$3,036	$2,800

Mortgage Guaranty Insurance Corporation — Risk to Capital	6.3:1	6.4:1	6.4:1	6.4:1	6.7:1	7.9:1	10.3:1

Shares repurchased
# of shares (thousands)	1,824.8	2,697.0	216.9	—	1,115.1	150.0	—
Average price	$67.25	$58.88	$58.00	$—	$60.67	$53.40	$—

C-BASS Investment (millions) (3)	$413.9	$430.1	$449.5	$442.9	$466.0	$—	$—
Sherman Investment (millions) (3)	$74.4	$124.9	$163.8	$138.2	$164.6	$104.1	$115.3

GAAP loss ratio (insurance operations only) (4)	49.7%	55.7%	63.0%	60.8%	76.7%	187.6%	400.6%
GAAP expense ratio (insurance operations only)	16.7%	16.4%	17.2%	17.8%	16.7%	15.4%	13.6%

(1)	Latest Quarter data not available due to lag in reporting

(2)	Represents contractual aggregate loss limits and, at December 31, 2007, December 31, 2006 and December 30, 2005, respectively, for $4.1 billion, $4.4 billion and $5.0 billion of risk without such limits, risk is calculated at $475 million, $473 million and $469 million, the estimated amounts that would credit enhance these loans to a ‘AA’ level based on a rating agency model.

(3)	Investments in joint ventures are included in Other assets on the Consolidated Balance Sheet.

(4)	As calculated, does not reflect any effects due to premium deficiency.